Form N-1A Exhibit No. 13
                                            Exhibit No. 99 under Item 601/Reg SK



                       FEDERATED ADMINISTRATIVE SERVICES
                           Federated Investors Tower
                      Pittsburgh, Pennsylvania  15222-3779
                                 (412) 288-1900


                               February 22, 1996

Federated Investment Trust
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779


Gentlemen:

Federated Administrative Services agrees to purchase 13,793.103 shares of beneficial interest of Institutional Shares of Federated Bond Index Fund, a portfolio of Federated Investment Trust, at the cost of $7.25 each. These shares of beneficial interest are purchased for investment purposes and Federated Administrative Services has no present intent of redeeming these shares.


                    Very truly yours,


                    /s/ James J. Dolan
                    James J. Dolan